Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 1st QUARTER 2019 RESULTS

Consolidated 1st Quarter 2019 Highlights:

•      Consolidated Revenue Increased 17.9%; Net Income Attributable to Comcast Increased 14.0%; Adjusted EBITDA Increased 18.1%, Each Reflecting the Inclusion of Sky Results in the First Quarter of 2019

•      Net Cash Provided by Operating Activities was $7.2 Billion; Free Cash Flow was $4.6 Billion

•      Earnings per Share Increased 16.7% to $0.77; On an Adjusted Basis, Earnings per Share Increased 16.9% to $0.76

•      Dividends Paid Totaled $869 Million

Cable Communications 1st Quarter 2019 Highlights:

•      Cable Communications Revenue Increased 4.2%; Adjusted EBITDA Increased 9.8% and Adjusted EBITDA per Customer Relationship Increased 6.0%

•      Total Customer Relationships Increased 3.6% Year-Over-Year to 30.7 Million, Including Net Additions of 300,000 in the Quarter, a 19,000 Improvement from the First Quarter of 2018

•      High-Speed Internet Residential Revenue Increased 10.1%; Business Services Revenue Increased 9.5%; Total High-Speed Internet Customers Increased by 375,000

NBCUniversal 1st Quarter 2019 Highlights:

•      NBCUniversal Revenue Decreased 12.5%; Adjusted EBITDA Increased 2.9%

•      Cable Networks and Broadcast Television Revenue Collectively Decreased 19.8%; Excluding $1.6 Billion of Incremental Revenue Generated by Last Year’s Successful Broadcasts of the 2018 PyeongChang Olympics and the NFL’s Super Bowl LII, Revenue Increased 5.0%

•      Filmed Entertainment Revenue Increased 7.4%, Including the Successful Theatrical Performances of How to Train Your Dragon: The Hidden World and Us in the Quarter; Adjusted EBITDA Increased 78.7%

Sky 1st Quarter 2019 Highlights:

•      Sky Revenue Decreased 5.0% and Adjusted EBITDA Decreased 17.0% on a Pro Forma Basis; Excluding the Impact of Currency, Revenue Increased 1.9% and Adjusted EBITDA Decreased 11.3% on a Pro Forma Basis, Reflecting New Contracts for Soccer Rights in Italy and Germany

•      Total Customer Relationships Increased 3.5% Year-Over-Year to 23.7 Million, Including Net Additions of 112,000 in the Quarter, a 74,000 Improvement from the First Quarter of 2018

PHILADELPHIA - April 25, 2019… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended March 31, 2019.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “Comcast is off to a terrific start in 2019, financially, operationally and strategically. In the first quarter, we delivered strong EBITDA and earnings per share growth, as well as robust free cash flow. Comcast Cable had the best quarterly EBITDA growth in over a decade, while NBCUniversal again posted favorable results. We also continued to strengthen our leadership position in valuable customer relationships and premium content. Now with the inclusion of Sky, we grew customer relationships by 3.6% year-over-year, including 400,000 net additions in the first quarter, reaching over 54 million relationships in total. Across all parts of the company, our teams are executing at a high level and collaborating to drive growth and innovation. I’m excited about this quarter’s results and the opportunities ahead.”

Consolidated Financial Results

		1st Quarter
($ in millions)	2018 [4]	2019	Growth
Revenue	$22,791	$26,859	17.9%
Net Income Attributable to Comcast	$3,118	$3,553	14.0%
Adjusted EBITDA[1]	$7,244	$8,553	18.1%
Earnings per Share[2]	$0.66	$0.77	16.7%
Excluding Adjustments[3] (see Table 5)	$0.65	$0.76	16.9%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

The comparability of our consolidated results was impacted by the fourth quarter 2018 Sky transaction. Sky’s results of operations are included in our consolidated financial statements following the acquisition date.

Consolidated Revenue for the first quarter of 2019 increased 17.9% to $26.9 billion. Consolidated Net Income Attributable to Comcast increased 14.0% to $3.6 billion. Consolidated Adjusted EBITDA increased 18.1% to $8.6 billion.

Earnings per Share (EPS) for the first quarter of 2019 was $0.77, an increase of 16.7% compared to the first quarter of 2018. On an adjusted basis, EPS increased 16.9% to $0.76 (see Table 5).

Capital Expenditures increased 6.0% to $2.1 billion in the first quarter of 2019. Cable Communications’ capital expenditures decreased 19.4% to $1.4 billion in the first quarter of 2019, reflecting a lower level of spending on customer premise equipment and scalable infrastructure. Cable capital expenditures represented 9.5% of Cable revenue in the first quarter of 2019 compared to 12.3% in last year’s first quarter. NBCUniversal’s capital expenditures of $453 million increased 68.2%, reflecting continued investment at Theme Parks. Sky had capital expenditures of $259 million, primarily reflecting investment in customer premise equipment, including continued deployment of Sky Q.

Net Cash Provided by Operating Activities was $7.2 billion in the first quarter of 2019. Free Cash Flow5 was $4.6 billion (see Table 4).

Dividends. During the first quarter of 2019, Comcast paid dividends totaling $869 million.

Consolidated Pro Forma Financial Results

Pro forma results are presented as if the Sky transaction occurred on January 1, 2017. The pro forma amounts are primarily based on historical results of operations, adjusted for the allocation of purchase price and excluding costs directly related to the transaction. These amounts are not necessarily indicative of what our results would have been had we operated Sky since January 1, 2017 (see Table 7 for reconciliations of pro forma financial data).

Consolidated Pro Forma Revenue for the first quarter of 2019 decreased 3.3% to $26.9 billion.  Consolidated Pro Forma Adjusted EBITDA increased 6.4% to $8.6 billion.

Cable Communications

	1st Quarter
($ in millions)	2018 [6]	2019	Growth
Cable Communications Revenue
High-Speed Internet	$4,157	$4,577	10.1%
Video	5,659	5,628	(0.5%)
Voice	1,006	990	(1.6%)
Wireless	185	225	21.4%
Business Services	1,726	1,891	9.5%
Advertising	582	556	(4.5%)
Other	388	413	7.0%
Cable Communications Revenue	$13,703	$14,280	4.2%

Cable Communications Adjusted EBITDA	$5,217	$5,728	9.8%
Adjusted EBITDA Margin	38.1%	40.1%

Cable Communications Capital Expenditures	$1,691	$1,363	(19.4%)
Percent of Cable Communications Revenue	12.3%	9.5%

Beginning in the first quarter of 2019, Cable Communications results include our wireless phone service and certain other business development initiatives which were previously presented in Corporate and Other. Prior periods have been adjusted to reflect this presentation.

Revenue for Cable Communications increased 4.2% to $14.3 billion in the first quarter of 2019, driven primarily by increases in high-speed internet and business services revenue. High-speed internet revenue increased 10.1%, driven by an increase in the number of residential high-speed internet customers and rate adjustments. Business services revenue increased 9.5%, due to an increase in the number of customers receiving our services and rate adjustments. Wireless revenue increased 21.4%, reflecting an increase in the number of customer lines, partially offset by lower device sales as more customers bring their own device. Other revenue increased 7.0%, primarily driven by increases in revenue from our X1 licensing agreements and our security and automation services. Video revenue decreased 0.5%, due to a decline in the number of residential customers, partially offset by rate adjustments. Advertising revenue decreased 4.5%, primarily due to a decline in political advertising revenue. Voice revenue decreased 1.6%, reflecting a decrease in the number of residential voice customers.

Total Customer Relationships increased by 300,000 to 30.7 million in the first quarter of 2019. Residential customer relationships increased by 276,000 and business customer relationships increased by 25,000. At the end of the first quarter, 67.3% of our residential customers received at least two Xfinity products. Total high-speed internet customer net additions were 375,000, total video customer net losses were 121,000, total voice customer net losses were 53,000 and total security and automation customer net additions were 17,000. In addition, Cable Communications added 170,000 wireless lines in the quarter.

			Net Additions
(in thousands)	1Q18 [6]	1Q19	1Q18 [6]	1Q19
Customer Relationships
Residential Customer Relationships	27,436	28,385	252	276
Business Services Customer Relationships	2,208	2,327	29	25
Total Customer Relationships	29,645	30,712	281	300

Residential Customer Relationships Mix
One Product Residential Customers	8,390	9,295	215	280
Two Product Residential Customers	9,060	9,009	42	17
Three or More Product Residential Customers	9,987	10,081	(6)	(22)

Residential High-Speed Internet Customers	24,214	25,449	351	352
Business Services High-Speed Internet Customers	2,034	2,148	29	23
Total High-Speed Internet Customers	26,249	27,598	379	375
Residential Video Customers	21,210	20,852	(93)	(107)
Business Services Video Customers	1,051	1,014	(3)	(14)
Total Video Customers	22,261	21,865	(96)	(121)
Residential Voice Customers	10,245	10,089	(70)	(63)
Business Services Voice Customers	1,253	1,307	16	10
Total Voice Customers	11,498	11,396	(54)	(53)
Total Security and Automation Customers	1,176	1,333	46	17
Total Wireless Lines	577	1,405	196	170

Adjusted EBITDA for Cable Communications increased 9.8% to $5.7 billion in the first quarter of 2019, reflecting higher revenue, partially offset by a 0.8% increase in operating expenses. Video programming costs increased 2.8%, primarily reflecting higher sports programming costs and retransmission consent fees. Non-programming expenses decreased 0.5%, reflecting decreases in other operating costs, customer service expenses, franchise and regulatory fees and advertising, marketing and promotion costs, partially offset by an increase in technical and product support expenses. This quarter’s Adjusted EBITDA per customer relationship increased 6.0%, and Adjusted EBITDA margin was 40.1%, compared to 38.1% in the first quarter of 2018. Cable Communications results include a loss of $103 million from our wireless business, compared to a loss of $189 million in the prior period.

NBCUniversal

	1st Quarter
($ in millions)	2018 [6]	2019	Growth
NBCUniversal Revenue
Cable Networks	$3,157	$2,868	(9.2%	)
Excluding Olympics (see Table 6)	2,779	2,868	3.2%
Broadcast Television	3,497	2,467	(29.4%	)
Excluding Olympics and Super Bowl (see Table 6)	2,304	2,467	7.1%
Filmed Entertainment	1,647	1,768	7.4%
Theme Parks	1,281	1,276	(0.4%	)
Headquarters, other and eliminations	(85)	(66)	NM
NBCUniversal Revenue	$9,497	$8,313	(12.5%	)

NBCUniversal Adjusted EBITDA
Cable Networks	$1,254	$1,262	0.7%
Broadcast Television	507	387	(23.7%	)
Filmed Entertainment	203	364	78.7%
Theme Parks	495	498	0.5%
Headquarters, other and eliminations	(188)	(174)	NM
NBCUniversal Adjusted EBITDA	$2,271	$2,337	2.9%
NM=comparison not meaningful.

Revenue for NBCUniversal in the first quarter of 2019 decreased 12.5% to $8.3 billion, compared to last year’s results, which included an incremental $1.6 billion of revenue generated by the broadcasts of the 2018 PyeongChang Olympics and the NFL’s Super Bowl LII at our TV businesses. Adjusted EBITDA increased

2.9% to $2.3 billion, primarily reflecting an increase at Filmed Entertainment, partially offset by a decline at Broadcast Television due the broadcasts of the PyeongChang Olympics and the NFL’s Super Bowl LII in the first quarter of 2018.

Cable Networks

Cable Networks revenue decreased 9.2% to $2.9 billion in the first quarter of 2019, primarily reflecting decreases in distribution and advertising revenue. Excluding $378 million of revenue generated by the broadcast of the PyeongChang Olympics in the first quarter of 2018, revenue increased 3.2% (see Table 6). Distribution revenue decreased 6.8%, due to the broadcast of the PyeongChang Olympics in the first quarter of 2018, partially offset by contractual rate increases and the timing of contract renewals. Advertising revenue decreased 12.8%, due to revenue associated with the broadcast of the PyeongChang Olympics in the first quarter of 2018 and audience ratings declines, partially offset by higher pricing. Content licensing and other revenue decreased 12.0% due to the timing of content provided under licensing agreements. Adjusted EBITDA increased 0.7% to $1.3 billion in the first quarter of 2019, reflecting lower revenue, more than offset by a decrease in operating costs and expenses, including programming and production costs, due to the broadcast of the PyeongChang Olympics in the first quarter of 2018.

Broadcast Television

Broadcast Television revenue decreased 29.4% to $2.5 billion in the first quarter of 2019, primarily reflecting lower advertising revenue. Excluding $770 million of revenue generated by the broadcast of the PyeongChang Olympics and $423 million of revenue generated by the broadcast of the NFL’s Super Bowl LII in the first quarter of 2018, revenue increased 7.1% (see Table 6). Advertising revenue decreased 44.3%, due to revenue associated with the broadcasts of the PyeongChang Olympics and the NFL’s Super Bowl LII in the first quarter of 2018 and audience ratings declines, partially offset by higher pricing. Distribution and other revenue decreased 3.2%, due to the broadcast of the PyeongChang Olympics in the first quarter of 2018, partially offset by higher retransmission consent fees. Content licensing revenue increased 7.2% due to the timing of content provided under licensing agreements. Adjusted EBITDA decreased 23.7% to $387 million in the first quarter of 2019, reflecting lower revenue, partially offset by a decrease in programming and production costs, due to the broadcasts of the PyeongChang Olympics and the NFL’s Super Bowl LII in the first quarter of 2018.

Filmed Entertainment

Filmed Entertainment revenue increased 7.4% to $1.8 billion in the first quarter of 2019, reflecting higher content licensing, theatrical and home entertainment revenue. Content licensing revenue increased 11.5%, driven by the timing of when content was made available under licensing agreements. Theatrical revenue increased 5.1%, due to the performance of films in this year’s first quarter, including How to Train Your Dragon: The Hidden World and Us, partially offset by the performance of Fifty Shades Freed in the first quarter of 2018. Home Entertainment revenue increased 7.4%, primarily reflecting the success of Dr. Seuss’ The Grinch. Adjusted EBITDA increased by 78.7% to $364 million in the first quarter of 2019, reflecting higher revenue as well as lower operating costs.

Theme Parks

Theme Parks revenue of $1.3 billion in the first quarter of 2019 was relatively consistent with the prior year period and, in part, reflects the timing of spring holidays, which benefited the same period last year. Adjusted EBITDA of $498 million was consistent with the prior year period.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended March 31, 2019, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $174 million, compared to a loss of $188 million in the first quarter of 2018.

Sky

Pro forma results are presented as if the Sky transaction occurred on January 1, 2017. The pro forma amounts are primarily based on historical results of operations, adjusted for the allocation of purchase price and excluding costs directly related to the transaction. These amounts are not necessarily indicative of what our results would have been had we operated Sky since January 1, 2017 (see Table 7 for reconciliations of pro forma financial data).

	1st Quarter

($ in millions) (pro forma)	2018	2019	Growth		Constant Currency Growth[7]
Sky Revenue
Direct-to-Consumer	$4,132	$3,834	(7.2%	)	(0.4%	)
Content	286	370	29.5%		38.0%
Advertising	631	593	(6.0%	)	0.7%
Sky Revenue	$5,049	$4,797	(5.0%	)	1.9%

Sky Operating Costs and Expenses	$4,250	$4,134	(2.7%	)	4.4%

Sky Adjusted EBITDA	$799	$663	(17.0%	)	(11.3%	)
Adjusted EBITDA Margin	15.8%	13.8%

Pro Forma Revenue for Sky decreased 5.0% to $4.8 billion in the first quarter of 2019. Excluding the impact of currency, revenue increased 1.9%, primarily driven by higher content revenue, while advertising and direct-to-consumer revenues were relatively consistent with the prior year period. Content revenue increased 38.0% to $370 million, reflecting the wholesaling of sports programming, including exclusive sports rights recently acquired in Italy and Germany, increased penetration of premium sports and movie channels on third party pay TV networks in the UK and monetization of our slate of original programming.

Pro Forma Total Customer Relationships increased by 112,000 to 23.7 million in the first quarter of 2019.

	Customers		Net Additions
(in thousands) (pro forma)	1Q18	1Q19	1Q18	1Q19
Total Customer Relationships	22,903	23,712	38	112

Pro Forma Adjusted EBITDA for Sky decreased 17.0% to $663 million in the first quarter of 2019. Excluding the impact of currency, Adjusted EBITDA decreased 11.3%, reflecting a 4.4% increase in operating expenses, partially offset by higher revenues. The higher expenses were primarily driven by new contracts for Serie A and UEFA Champions League soccer rights in Italy and Germany, partially offset by lower other operating costs.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily relate to corporate operations and Comcast Spectacor, as well as eliminations among Comcast’s businesses. For the quarter ended March 31, 2019, the Corporate, Other and Eliminations Adjusted EBITDA6 loss was $175 million, compared to a loss of $244 million in the first quarter of 2018, which reflected an increase in eliminations associated with the 2018 PyeongChang Olympics.

Notes:

1     We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax benefit (expense), investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measures.

2     All earnings per share amounts are presented on a diluted basis.

3     In first quarter 2019, we changed our presentation of Adjusted EPS to also exclude amortization expense for acquisition-related intangible assets. Adjusted EPS is a non-GAAP financial measure that presents the earnings generated by our ongoing core operations on a per share basis. Our presentation of Adjusted EPS is our diluted earnings per common share attributable to Comcast Corporation shareholders adjusted to exclude the effects of fair value investments and amortization of acquisition-related intangible assets, as well as the impact of certain events, gains, losses or other charges (such as from the sales of investments). For Adjusted EPS, the effects of fair value investments include realized and unrealized gains and losses, net, including impairments, on equity securities not accounted for under the equity method, as well as the equity in net income (losses), net, for our investment in Atairos Group, Inc. (Atairos follows investment company accounting and records its investments at their fair values each reporting period). Acquisition-related intangible assets include those recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships). Amortization of acquisition-related intangible assets is significantly affected by the timing and size of our acquisitions and may have no correlation to our current operating results, as the acquisitions occurred in prior periods. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is not excluded from Adjusted EPS.

4     Consolidated financial results include Sky results for periods following the acquisition on October 9, 2018.

5     We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments for acquisitions and construction of real estate properties and the construction of Universal Beijing Resort are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measures.

6     Beginning in the first quarter of 2019, Comcast Cable’s wireless phone service and certain other Cable-related business development initiatives are now presented in the Cable Communications segment. Results were previously presented in Corporate and Other. Prior periods have been adjusted to reflect this presentation. To be consistent with our current management reporting presentation, certain 2018 operating results were reclassified related to certain NBCUniversal businesses now presented in the Sky segment.

7     Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 8 for reconciliation of Sky’s constant currency growth.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, April 25, 2019 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 8973128.  A replay of the call will be available starting at 12:00 p.m. ET on April 25, 2019, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, May 2, 2019 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 8973128.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

Visit Comcast Corporation’s Investor Relations website at www.cmcsa.com to access a copy of this press release.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered non-GAAP financial measures under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with three primary businesses: Comcast Cable, NBCUniversal, and Sky. Comcast Cable is one of the United States’ largest high-speed internet, video, and phone providers to residential customers under the Xfinity brand, and also provides these services to businesses. It also provides wireless and security and automation services to residential customers under the Xfinity brand. NBCUniversal is global and operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures, and Universal Parks and Resorts. Sky is one of Europe’s leading media and entertainment companies, connecting customers to a broad range of video content through its pay television services. It also provides communications services, including residential high-speed internet, phone, and wireless services. Sky operates the Sky News broadcast network and sports and entertainment networks, produces original content, and has exclusive content rights.

Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended
(in millions, except per share data)	March 31,
	2018	2019
Revenue	$22,791	$26,859

Programming and production	7,429	8,569
Other operating and administrative	6,514	7,900
Advertising, marketing and promotion	1,604	1,888
Adjustments(1)	—	(51)
	15,547	18,306

Adjusted EBITDA(1)	7,244	8,553

Adjustments(1)	—	51
Depreciation expense	2,011	2,240
Amortization expense	588	1,080
	2,599	3,371

Operating income	4,645	5,182

Interest expense	(777)	(1,150)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	(49)	262
Realized and unrealized gains (losses) on equity securities, net	28	214
Other income (loss), net	147	200
	126	676

Income before income taxes	3,994	4,708

Income tax expense	(818)	(1,076)

Net income	3,176	3,632

Less: Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	58	79

Net income attributable to Comcast Corporation	$3,118	$3,553

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.66	$0.77

Diluted weighted-average number of common shares	4,705	4,594

(1) See Table 4 for a reconciliation of non-GAAP financial measures.

TABLE 2 Consolidated Statement of Cash Flows (Unaudited)

	Three Months Ended
(in millions)	March 31,
	2018	2019

OPERATING ACTIVITIES
Net income	$3,176	$3,632
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,599	3,320
Share-based compensation	199	245
Noncash interest expense (income), net	75	77
Net (gain) loss on investment activity and other	(74)	(498)
Deferred income taxes	389	271
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	85	449
Film and television costs, net	(45)	559
Accounts payable and accrued expenses related to trade creditors	200	(574)
Other operating assets and liabilities	(1,130)	(250)

Net cash provided by operating activities	5,474	7,231

INVESTING ACTIVITIES
Capital expenditures	(1,973)	(2,092)
Cash paid for intangible assets	(419)	(547)
Acquisitions and construction of real estate properties	(59)	(16)
Construction of Universal Beijing Resort	(42)	(220)
Acquisitions, net of cash acquired	(89)	(48)
Proceeds from sales of investments	81	37
Purchases of investments	(220)	(439)
Other	429	99

Net cash provided by (used in) investing activities	(2,292)	(3,226)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(902)	(1,288)
Proceeds from borrowings	4,043	222
Repurchases and repayments of debt	(1,265)	(2,084)
Repurchases of common stock under repurchase program and employee plans	(1,729)	(247)
Dividends paid	(738)	(869)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(79)	(85)
Other	94	26

Net cash provided by (used in) financing activities	(576)	(4,325)

Impact of foreign currency on cash, cash equivalents and restricted cash	—	8

Increase (decrease) in cash, cash equivalents and restricted cash	2,606	(312)

Cash, cash equivalents and restricted cash, beginning of period	3,571	3,909

Cash, cash equivalents and restricted cash, end of period	$6,177	$3,597

TABLE 3 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	March 31,

	2018	2019
ASSETS

Current Assets
Cash and cash equivalents	$3,814	$3,498
Receivables, net	11,104	10,736
Programming rights	3,746	2,942
Other current assets	3,184	3,097
Total current assets	21,848	20,273

Film and television costs	7,837	8,051

Investments	7,883	9,159

Property and equipment, net	44,437	45,721

Franchise rights	59,365	59,365

Goodwill	66,154	68,073

Other intangible assets, net	38,358	36,902

Other noncurrent assets, net	5,802	8,645

	$251,684	$256,189

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$8,494	$10,232
Accrued participations and residuals	1,808	1,739
Deferred revenue	2,182	2,485
Accrued expenses and other current liabilities	10,721	8,832
Current portion of long-term debt	4,398	4,629
Total current liabilities	27,603	27,917

Long-term debt, less current portion	107,345	104,464

Deferred income taxes	27,589	27,819

Other noncurrent liabilities	15,329	18,811

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,316	1,316

Equity
Comcast Corporation shareholders’ equity	71,613	74,959
Noncontrolling interests	889	903
Total equity	72,502	75,862

	$251,684	$256,189

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended March 31,
(in millions)	2018	2019
Net income attributable to Comcast Corporation	$3,118	$3,553
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	58	79
Income tax expense	818	1,076
Interest expense	777	1,150
Investment and other (income) loss, net (1)	(126)	(676)
Depreciation and amortization expense	2,599	3,320
Adjustments (2)	—	51
Adjusted EBITDA	$7,244	$8,553

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended March 31,
(in millions)	2018	2019
Net cash provided by operating activities	$5,474	$7,231
Capital expenditures	(1,973)	(2,092)
Cash paid for capitalized software and other intangible assets	(419)	(547)
Total Free Cash Flow	$3,082	$4,592

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended March 31,
(in millions)	2018	2019
Adjusted EBITDA	$7,244	$8,553
Capital expenditures	(1,973)	(2,092)
Cash paid for capitalized software and other intangible assets	(419)	(547)
Cash interest expense	(854)	(970)
Cash taxes	(162)	(189)
Changes in operating assets and liabilities	(1,005)	(535)
Noncash share-based compensation	199	245
Other (3)	52	127
Total Free Cash Flow	$3,082	$4,592

(1)     Investment and other (income) loss, net, includes equity in net (income) losses of investees, net, realized and unrealized (gains) losses on equity securities, net, and other (income) loss, net.

(2)     First quarter 2019 Adjusted EBITDA excludes $51 million of other operating and administrative expense related to the Sky transaction.

(3)     Other for this presentation includes a decrease of $51 million of costs related to the Sky transaction in first quarter 2019, as these are not included in Adjusted EBITDA.

Note: Minor differences may exist due to rounding.

TABLE 5

Reconciliation of EPS Excluding Adjustments (Unaudited)

	Three Months Ended March 31,
	2018		2019
(in millions, except per share data)
	$	EPS	$	EPS

Net income attributable to Comcast Corporation	$3,118	$0.66	$3,553	$0.77
Growth %			14.0%	16.7%

Fair value investments (1)	(47)	(0.01)	(438)	(0.09)
Amortization of acquisition-related intangible assets (2)	152	0.03	400	0.09
Income tax adjustments (3)	(128)	(0.02)	—	—
Gains related to businesses and investments(4)	(48)	(0.01)	(118)	(0.03)
Costs related to Sky transaction (5)	—	—	41	0.01
Purchase accounting adjustments (6)	—	—	39	0.01

Net income attributable to Comcast Corporation (excluding adjustments)	$3,047	$0.65	$3,477	$0.76
Growth %			14.1%	16.9%

(1)     Fair value investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses, net, for our investment in Atairos.

	Three Months Ended March 31,
	2018	2019
Realized and unrealized (gains) losses on equity securities, net	($28)	($214)
Equity in net (income) losses, net for investment in Atairos	(35)	(374)
Fair value investments before income taxes	(63)	(588)
Fair value investments, net of tax	($47)	($438)

(2)     Acquisition-related intangible assets include those recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships).

	Three Months Ended March 31,
	2018	2019
Amortization of acquisition-related intangible assets before income taxes	$205	$504
Amortization of acquisition-related intangible assets, net of tax	$152	$400

(3)     1st quarter 2018 net income attributable to Comcast Corporation includes a $128 million net income tax benefit as a result of federal tax legislation enacted in 2018.

(4)     1st quarter 2019 net income attributable to Comcast Corporation includes $159 million of other income, $118 million net of tax, resulting from the recognition of a previously deferred gain related to our investment in Hulu. 1st quarter 2018 net income attributable to Comcast Corporation includes $64 million of other income, $48 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel.

(5)     1st quarter 2019 net income attributable to Comcast Corporation includes $51 million of operating costs and expenses, $41 million net of tax, related to the Sky transaction, primarily relating to the replacement of share-based compensation awards.

(6)     1st quarter 2019 net income attributable to Comcast Corporation includes $53 million of depreciation and amortization expense, $39 million net of tax, related to the 4th quarter 2018 as a result of adjustments to the purchase price allocation of Sky, primarily related to intangible assets and property and equipment.

Note: Minor differences may exist due to rounding.

TABLE 6

Reconciliation of Cable Networks Revenue Excluding 2018 Olympics (Unaudited)

	Three Months Ended March 31,
(in millions)	2018	2019	Growth%
Revenue	$3,157	$2,868	(9.2%)
2018 Olympics	(378)	—
Revenue excluding 2018 Olympics	$2,779	$2,868	3.2%

Reconciliation of Broadcast Television Revenue Excluding 2018 Olympics and 2018 Super Bowl (Unaudited)

	Three Months Ended March 31,
(in millions)	2018	2019	Growth%
Revenue	$3,497	$2,467	(29.4%)
2018 Olympics	(770)	—
2018 Super Bowl	(423)	—
Revenue excluding 2018 Olympics and 2018 Super Bowl	$2,304	$2,467	7.1%

Note: Minor differences may exist due to rounding.

TABLE 7

Reconciliation of As Reported to Pro Forma(1) Financial Information (Unaudited)

		Sky			Comcast

(in millions)
		Pro Forma	Pro Forma		Pro Forma	Pro Forma
	As Reported	Adjustments(1)	Sky	As Reported	Adjustments(1)	Comcast
Three Months Ended March 31, 2018

Revenue	$—	$5,049	$5,049	$22,791	$4,971	$27,762

Operating costs and expenses and other	—	4,250	4,250	15,547	4,176	19,723

Adjusted EBITDA	$—	$799	$799	$7,244	$795	$8,039

Three Months Ended March 31, 2019

Revenue	$4,797	$—	$4,797	$26,859	$—	$26,859

Operating costs and expenses and other	4,134	—	4,134	18,306	—	18,306

Adjusted EBITDA	$663	$—	$663	$8,553	$—	$8,553

Growth Rates
Revenue	NM		(5.0)%	17.9%		(3.3)%

Operating costs and expenses and other	NM		(2.7)%	17.7%		(7.2)%

Adjusted EBITDA	NM		(17.0)%	18.1%		6.4%

NM=comparison not meaningful.

(1)        Pro forma information is presented as if the Sky transaction occurred January 1, 2017. Our pro forma information is primarily based on historical results of operations, adjusted for the effects of acquisition accounting and the elimination of costs and expenses directly attributable to the transaction, but does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Our pro forma information is not necessarily indicative of future results or what our results would have been had we operated Sky since January 1, 2017.

TABLE 8

Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended March 31,
(in millions)	2018(1)	2019	Growth%
Direct-to-Consumer	$3,851	$3,834	(0.4%)
Content	268	370	38.0%
Advertising	589	593	0.7%
Revenue	$4,708	$4,797	1.9%
Operating costs and expenses	$3,961	$4,134	4.4%
Adjusted EBITDA	$747	$663	(11.3)%

(1)        2018 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.